Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contacts: Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com 713-297-8024

Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

W&T Offshore Reports Year-End 2007 Reserves

HOUSTON — January 30, 2008 — W&T Offshore, Inc. (NYSE: WTI) today announced that its total proved oil and natural gas reserves at December 31, 2007, consisted of 51.0 million barrels of oil and natural gas liquids and 332.8 billion cubic feet (“Bcf”) of natural gas or 638.8 Bcf equivalent of natural gas (“Bcfe”). W&T Offshore’s proved reserves decreased 13% from total proved oil and natural gas reserves as of December 31, 2006 of 735.2 Bcfe. Oil and natural gas liquid reserves accounted for 48% of total proved reserves and 62% of the total proved reserves were classified as proved developed at the end of 2007. The Company’s estimate of proved reserves is based on a reserve report prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum consultant.

The present value of the future net cash flows before income taxes of the Company’s estimated proved oil and natural gas reserves at the end of 2007 using a discount rate of 10% (including estimated asset retirement obligations) was approximately $3.1 billion, a $719 million increase over that reported last year. The 2007 value was determined by using prices of $87.22 per barrel for oil and liquids and $6.88 per Mcf for natural gas, which represent the December 31, 2007 market prices adjusted for the Company’s average basis differentials.

For 2007, W&T Offshore, Inc.’s capital expenditures (“CAPEX”) were approximately $362 million, which added 48.4 Bcfe, through discoveries and extensions before revisions. The 2007 reserve report does not include any reserves for GC 82 “Healey” #4 well, which reached total depth at year-end and is currently being evaluated. The breakout of capital expenditures is as follows ($ in Millions):

Total Exploration	$129
Less: GC 82 “Healey” No. 4 well	42

Net Exploration CAPEX	$87

Total Development	$171

Other Capital Items:
Seismic	$40
Capitalized Interest and other	22

Total Other Capital Items	$62

“We reduced our exploration budget in 2007 and focused on evaluating the Kerr-McGee properties, restructuring our debt, and enhancing our liquidity. We made a conscious decision to focus on long-term fundamentals by concentrating on our balance sheet and upside potential created by the KMG transaction. The results of our decisions in 2007 are enormous liquidity and an orderly transition into the exploration phase of the 1 million gross acres acquired in the transaction. Additionally, we succeeded in converting non-producing and undeveloped reserves into the producing category,” said Tracy W. Krohn, Chairman and Chief Executive Officer.

“In 2008, our focus is on significantly expanding our drilling opportunities from the high quality prospect list developed from the Kerr McGee properties and our legacy W&T properties. As recently announced, we plan to spend approximately $330 million on exploration drilling in 2008. Our total capital budget for 2008 is $800 million, which should allow us to restore our track record for growth,” added Mr. Krohn. “So far in 2008, we have successfully drilled 2 exploration wells, we have 5 rigs running and we announced the purchase of the remaining working interest for SS349/359 “Mahogany,”

which closed on January 29, 2008. We believe we are on the right path to grow reserves and increase production year over year with the drill bit and through acquisitions.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).

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